Exhibit 99

IMC Global Inc. 100 South Saunders Road Lake Forest, Illinois 60045-2561 847.739.1200
FOR IMMEDIATE RELEASE	News Release
Investor and Media Contact: David A. Prichard 847.739.1810 daprichard@imcglobal.com

IMC GLOBAL REPORTS IMPROVED 2003 FOURTH QUARTER RESULTS FROM CONTINUING
OPERATIONS, INCLUDING GAINS FROM ASSET AND STOCK SALES AND NON-CASH LOSS
FROM STRONGER CANADIAN DOLLAR

      FOURTH QUARTER AND RECENT HIGHLIGHTS

  Definitive agreement signed with Cargill, Incorporated to combine IMC Global and Cargill Crop Nutrition to create a new, publicly traded company; closing is anticipated in the summer of 2004.
  Average diammonium phosphate (DAP) price realization of $159 per short ton increased $26, or 20 percent, versus the prior year and $3 per short ton compared to the third quarter of 2003.
  Gross margins improved 10 percent primarily from increased crop nutrient shipments and higher phosphate prices, partially offset by a continuation of large increases in ammonia, natural gas and sulphur raw material costs.
  IMC Potash sales and gross margins increased 14 and 30 percent, respectively.
  PhosFeed gross margins, while lower versus the prior year, improved $7 million versus the third quarter of 2003.
  Favorable impacts included a pre-tax gain of $13.9 million ($7.5 million after tax and minority interest), or 6 cents per diluted share, from the sale of the Port Sutton terminal and a gain of $12.4 million, or 11 cents per diluted share, from the sale of 1,025,472 common shares of Compass Minerals International.
  Unfavorable impact of the strengthening Canadian dollar on U.S. dollar denominated receivables was a non-cash, pre-tax loss of $17.7 million ($12.0 after tax), or 10 cents per diluted share.
  Merger proposal presented to Phosphate Resource Partners Limited Partnership (PLP) to convert each publicly held unit into 0.2 shares of IMC common stock; largest public holders of PLP units agree to support the transaction.
  Definitive agreement signed to divest substantially all remaining discontinued IMC Chemicals entities.

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            LAKE FOREST, IL, February 5, 2004 - IMC Global Inc. (NYSE: IGL) today reported earnings from continuing operations of $0.1 million, or a loss of 2 cents per diluted share including the impact of $2.6 million of preferred dividends, for the quarter ended December 31, 2003.  This compared with a loss from continuing operations of $33.4 million, or 29 cents per diluted share, a year ago.  A loss from discontinued operations of $63.9 million, or 56 cents per diluted share, was recorded in the quarter, predominantly reflecting non-cash tax adjustments connected with the Company's sale of its remaining IMC Chemicals assets.  In the year ago quarter, IMC Global reported a loss from discontinued operations of $42.3 million, or 37 cents per diluted share.

            Including predominantly non-cash losses from discontinued operations in both periods, the Company recorded a net loss of $63.8 million, or 58 cents per diluted share, in the fourth quarter of 2003 compared with a net loss of $75.7 million, or 66 cents per diluted share, a year ago.

            2003 fourth quarter results from continuing operations were predominantly affected by large increases in raw material costs, partially offset by higher phosphate prices and increased phosphate and potash volumes.  Ammonia and sulphur costs increased 54 and 14 percent, respectively, versus the prior year, while average diammonium phosphate (DAP) realizations improved $26 per short ton, or 20 percent.  Phosphate and potash shipments increased 20 percent and 16 percent, respectively, compared to the year-ago period.

            Also favorably affecting the results were a pre-tax gain of $13.9 million ($7.5 million after tax and minority interest), or 6 cents per diluted share, from the sale of IMC Phosphates Company's Port Sutton marine terminal and a gain of $12.4 million, or 11 cents per diluted share, from the sale of 1,025,472 common shares of Compass Minerals International in connection with its initial public offering in December.  The Company retains approximately 753,000 shares of Compass Minerals stock.

              Partially offsetting these gains was a non-cash, pre-tax loss from the unfavorable impact of the strengthening Canadian dollar on IMC Potash's U.S. dollar denominated receivables of $17.7 million ($12.0 million after tax), or 10 cents per diluted share.  As explained in hedging activity disclosures in previous 10-K and 10-Q reports, the Company fully hedges its Canadian dollar cash transactions, and hedged gains and losses are recorded in IMC Potash's gross margins, but the Company does not hedge against non-cash, U.S. dollar denominated receivables translation risk.

            Net sales in the fourth quarter of 2003 increased 26 percent to $604.1 million from $481.0 million a year ago due to improved crop nutrients shipments and higher phosphate price realizations.

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            For the full year 2003, the Company reported a loss from continuing operations of $37.6 million, or 37 cents per diluted share, compared with a loss from continuing operations of $13.8 million, or 13 cents per diluted share, a year ago.  This included a non-cash loss of $66.7 million, or 40 cents per diluted share, in 2003 from the unfavorable impact of the stronger Canadian dollar.

            The Company reported a net loss of $135.4 million, or $1.22 per diluted share, for 2003, which included the cumulative effect of a change in accounting principle of $4.9 million, or 4 cents per diluted share, and a predominantly non-cash loss from discontinued operations of $92.9 million, or 81 cents per diluted share.  This compared with a net loss in 2002 of $110.2 million, or 97 cents per diluted share, which included a predominantly non-cash loss from discontinued operations of $96.4 million, or 84 cents per diluted share.

            Selling, general and administrative expenses of $17.9 million in the fourth quarter of 2003 fell 24 percent versus the prior year, partially offset by a 9 percent increase in interest expense to $46.9 million due to the Company's refinancing activities.  Operating earnings and depreciation, depletion and amortization expenses in the quarter were $53.5 million and $44.8 million, respectively, compared with $28.6 million and $41.5 million a year earlier.  Capital expenditures of $38.3 million in the fourth quarter were down slightly from $39.9 million a year earlier; full-year capital spending of $120.3 million declined nearly $20 million from the 2002 level of $140.0 million.

            The Company ended 2003 with cash and cash equivalents of $76.8 million and its main bank revolver undrawn except for letters of credit.  Total cash and revolver availability at year-end 2003 was $237 million, with no significant debt maturities in 2004.

IMC PhosFeed

            IMC PhosFeed's fourth quarter net sales of $429.3 million increased 30 percent compared to $329.0 million last year as a result of higher sales volumes and selling prices.  Total concentrated phosphate shipments of approximately 1.9 million short tons improved 20 percent versus the prior year level of approximately 1.5 million short tons.  Export volumes rose 13 percent versus 2002 primarily due to higher shipments to China and Brazil; domestic sales volumes improved 32 percent as rising prices and improving farm fundamentals spurred orders.  The average price realization for DAP of $159 per short ton in the fourth quarter increased $26, or 20 percent, versus the prior year and $3 per short ton from the third quarter of 2003.  Fourth quarter Tampa export and Central Florida domestic DAP spot prices attained levels not achieved in 5 and 8 years, respectively.

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            Fourth quarter gross margins of $5.8 million decreased from $15.1 million in the fourth quarter of 2002 but increased from the 2003 third quarter level of a loss of $1.3 million.  Higher sales volumes and prices versus a year ago were more than offset by increased ammonia, natural gas and sulphur raw material costs as well as unfavorable rock costs due to reduced production rates and higher expenses.  Approximately 30 percent of IMC's Louisiana concentrated phosphate output continued to be idled to balance supply and current market demand, an operating rate expected to be maintained until market conditions show sufficient and sustained improvement.

            For the full year, net sales improved 6 percent to $1,417.5 million due to higher selling prices.  The average DAP price per short ton of $154 increased 12 percent, or $17 per short ton, versus the prior-year period.  Phosphate shipments of 6.0 million short tons in 2003 compared with approximately 6.2 million tons in the prior year as slightly higher export volumes were more than offset by reduced domestic shipments primarily from the disappointing 2003 spring planting season and the shutdown of all Louisiana phosphate production for the months of June and July.

            Gross margin losses of $23.7 million in 2003 compared with gross margins of $78.5 million a year earlier due to significantly higher raw material costs, as well as higher production costs, partially offset by improved selling prices.  The combined year-over-year increase in ammonia, natural gas and sulphur raw material costs was approximately $126.2 million.

IMC Potash

            IMC Potash's fourth quarter net sales increased 14 percent to $198.0 million versus last year's $173.2 million due to stronger export shipments.  Total sales volumes of 1.9 million short tons increased 16 percent versus approximately 1.7 million a year ago.  Export shipments improved 42 percent, primarily from increased Asian and South American demand, while domestic volumes rose 5 percent.  The average selling price, including all potash products, was $75 per short ton compared to $74 per short ton in the prior year, as a 10 percent increase in domestic prices more than offset a 15 percent decline in export prices primarily from higher freight rates.  The Company's average domestic realization for muriate of potash (MOP) improved $5 per short ton, or 7 percent, from the third quarter of 2003, reflecting the favorable impact of MOP domestic price increases announced in mid-July and late September.

            Fourth quarter gross margins of $53.3 million ($64.9 million excluding provincial levies) improved 30 percent from $41.1 million ($50.6 million excluding provincial levies) primarily as a result of higher sales volumes and prices.  Effective hedging of Canadian dollar denominated operating costs partially offset the impact of changing exchange rates and slightly higher natural gas costs.  IMC Potash continued to balance supply with demand by taking approximately 7 weeks of mine shutdowns in the fourth quarter, leaving year-end MOP inventory levels at their lowest level since 1997.

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            Full-year 2003 net sales of $855.5 million were 6 percent higher than last year's $805.9 million as increased volumes and slightly higher domestic prices more than offset lower export realizations.  Gross margins of $221.2 million ($275.2 million excluding provincial levies) increased 10 percent versus the prior year.  The gross margin improvement was attributable to higher sales volumes and improved domestic pricing partially offset by slightly lower export pricing.  Sales volumes rose 8 percent to approximately 8.6 million short tons, the highest annual level since 1997, from approximately 7.9 million in 2002.  Export shipments improved 21 percent as Canpotex achieved record annual shipments in 2003 of more than 6 million metric tons.  Domestic sales volumes rose slightly versus prior year.  The average selling price, including all potash products, of $73 per short ton compared to $74 per short ton in 2002.

Observations and Outlook

            "There are encouraging results and trends to point to in our fourth quarter performance, in spite of the large and negative raw material cost increases which again depressed our phosphate margins," said Douglas A. Pertz, Chairman and Chief Executive Officer of IMC Global.

              He noted that the Company's fourth quarter loss from continuing operations of about 9 cents per diluted share, before several gains (Port Sutton sale, 6 cents per diluted share, and Compass Minerals International stock sale, 11 cents per diluted share) and an unfavorable non-cash foreign currency impact (10 cents per diluted share), was somewhat better than the original expectation of a loss of 12 cents per diluted share.

            "While ammonia costs and DAP selling prices both increased substantially, the rate of DAP price improvements was greater in the latter part of the quarter with DAP prices continuing to strengthen into 2004," Pertz said.  "While we did not see the full impact of these increases in the fourth quarter, they bode well for a strong start in 2004.  We ended 2003 with improving phosphate margins and with the Tampa DAP export spot price at its highest level in about 5 years.  We also saw phosphate margins improve $7 million from the third quarter, our average DAP realization increase $26 per short ton year-over-year, and volumes improve 20 percent."

            Pertz cited another solid IMC Potash performance in the quarter with net sales and gross margins improving 14 and 30 percent, respectively, versus 2002.  Potash shipments rose 16 percent in the quarter, while full-year potash volumes of 8.6 million were the highest since 1997,aided by a record year for Canpotex shipments of more than 6 million metric tons.

            "We are very pleased with the continuation of improved domestic muriate of potash prices, which increased $5 per short ton from the third quarter," said Pertz, who noted that an additional $10 per short ton domestic price increase has been announced for mid-February.

            He added that year-end DAP/MAP and MOP inventories were at their lowest levels since 1997.

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            Improving global grain and fertilizer fundamentals provide an encouraging backdrop for prospects for better performance in 2004.  Much tighter grain markets, higher crop prices, lower producer inventories and improved farm income point toward increased domestic and offshore phosphate and potash demand this year, Pertz noted.

            He said that high raw material costs, especially ammonia and natural gas, remain challenging in 2004, but pointed out that a $5 per metric ton reduction in first half February Tampa contract ammonia pricing was an encouraging development that suggested prospects for some raw material cost abatement ahead.

            "We see a third consecutive year of improved DAP pricing as supply-and-demand continues to tighten, operating rates edge higher and U.S. exports increase, especially given lower ending stocks in such countries as China, India and Pakistan," he said.

            "With the Tampa DAP export spot price now at about $220 per metric ton and a promising outlook for potash, we believe we start from a good base for margin improvement in 2004," Pertz concluded.

Definitive Agreement on IMC Chemicals Divestiture

            On January 28, IMC Global entered into a definitive agreement with affiliates of Sun Capital Partners, Inc. of Boca Raton, Florida to divest substantially all of its remaining discontinued IMC Chemicals entities.  Under the terms of the agreement, IMC Global will retain a 19.9 percent equity interest in the IMC Chemicals entities.  Closing is expected by the end of March and is subject to a number of conditions.  A loss from discontinued operations of $63.9 million was recorded in the quarter, predominantly reflecting non-cash tax adjustments.  The Company had recorded tax benefits related to estimated losses it had previously recorded on the projected sale of the business.  Due to the final structure of the transaction, the carrying value of the previously recognized tax assets was reduced.

IMC Global Proposal on Phosphate Resource Partners Limited Partnership

            IMC Global has presented to PRP-GP LLC (a subsidiary of IMC that is the administrative managing general partner of PLP) a proposal to convert each publicly held unit of Phosphate Resource Partners Limited Partnership (PLP) into 0.2 shares of IMC common stock.  The proposal is subject to negotiation of a definitive agreement, regulatory approval, unitholder action and other customary conditions.  Alpine Capital and The Anne T. and Robert M. Bass Foundation (collectively, the largest public holders of PLP units) have agreed to support such a transaction.

IMC Global and Cargill Crop Nutrition Combination

            IMC Global and Cargill, Incorporated announced on January 27 the signing of a definitive agreement to combine IMC Global and Cargill Crop Nutrition to create a new, publicly traded company.  The transaction is expected to be immediately accretive to IMC Global earnings per share and to be more additive to earnings per share over the next several years beyond the impact of currently expected improvements in global agricultural and fertilizer fundamentals.

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            The new company is expected to benefit from a stronger balance sheet with increased financial flexibility, a lower cost of capital, significant synergy potential, and an enhanced platform for worldwide growth.

            Under terms of the definitive agreement, IMC Global common shareholders and Cargill will own on a pro forma basis 33.5 percent and 66.5 percent, respectively, of the outstanding common shares of the new company.

            The combination is subject to regulatory approval in the U.S., Brazil, Canada, China and several other countries; the approval of IMC Global shareholders; the completion of the Phosphate Resource Partners Limited Partnership (PLP) unit exchange; and satisfaction of other customary closing conditions.   Closing is anticipated in the summer of 2004.

            With 2003 revenues of $2.2 billion, IMC Global is the world's largest producer and marketer of concentrated phosphates and potash crop nutrients for the agricultural industry and a leading global provider of feed ingredients for the animal nutrition industry.  For more information, visit IMC Global's Web site at imcglobal.com.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding expected quarterly and annual results for 2004, expectations regarding the phosphate market recovery and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of IMC Global's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in IMC Global's forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally; recovery of the phosphate market; DAP and potash pricing, margins and realizations; and the prices of raw materials.  Additional factors that could cause IMC Global's results to differ materially from those described in the forward-looking statements can be found in the 2002 Annual Report on Form 10-K of IMC Global filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's Internet site (http://www.sec.gov).

Not a Proxy Solicitation for IMC Global and Cargill Crop Nutrition Combination

This communication is not a solicitation of a proxy from any security holder of IMC Global or Cargill, Incorporated.   Stockholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction between Cargill and IMC Global when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Cargill and IMC Global, without charge, at the Securities and Exchange Commission's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to IMC Global Inc., 100 South Saunders Road, Lake Forest, Illinois 60045-2561, Attention: David A. Prichard, or by telephone at (847) 739-1200, email:  daprichard@imcglobal.com, or to Cargill, Incorporated, 15407 McGinty Road West, MS 25, Wayzata, Minnesota 55391, Attention:  Lori Johnson, or by telephone at (952) 742-6194, email:  lori_johnson@cargill.com.

The respective directors and executive officers of Cargill and IMC Global and other persons may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information regarding IMC Global's directors and executive officers is available in its proxy statement filed with the SEC on April 11, 2003. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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Not a Proxy Solicitation for PLP Merger Proposal

This communication is not a solicitation of a proxy from any security holder of IMC Global or PLP.   If the PLP merger transaction is pursued and moves forward to a vote of PLP unitholders, prior to any vote, IMC Global will file a Registration Statement with the Securities and Exchange Commission, which will include a proxy statement/prospectus and other relevant documents concerning the proper merger transaction.  At that time PLP unitholders will be urged to read the proxy statement/prospectus and any other relevant documents filed with the Securities and Exchange Commission because they will contain important information relating to IMC Global, PLP and the proposed merger.  You will be able to obtain the document free of charge at the website maintained by the Securities and Exchange Commission at www.sec.gov.  In addition, you may obtain documents filed with the SEC by IMC Global, including periodic reports and current reports, free of charge by requesting them in writing from IMC Global Inc., 100 South Saunders Road, Lake Forest, Illinois 60045-2561, Attention:  David A. Prichard, or by telephone at (847) 739-1200; e-mail: daprichard@imcglobal.com.  You may obtain documents filed with the Securities and Exchange Commission by PLP free of charge by requesting them in writing from Phosphate Resource Partners Limited Partnership, 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045-2561, or by telephone, (847) 739-1200.

IMC Global, and its respective directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies in connection with any possible merger transaction.  Information regarding such persons and their interests in PLP is set forth in PLP's Annual Report on Form 10-K for the year ended December 31, 2002 under Items 10 and 12.  Investors also will be able to obtain additional information regarding such persons and their interests in any possible transaction by reading IMC Global's registration statement relating to a possible merger when and if filed with the Securities and Exchange Commission.

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IMC Global will conduct its 2003 4th Quarter earnings and cash flow conference call on Thursday, February 5 at 1 p.m. Central Time (2 p.m. Eastern Time).  The telephone number is 773.756.4632.  A replay of the conference call will be available through 6 p.m. Eastern Time on Friday, February 13 by calling 402.220.0356.  In addition, a Webcast of the conference call,both live and in replay format, can be accessed by visiting IMC Global's Web site at imcglobal.com.

IMC Global Inc.	Consolidated Statement of Operations (in millions except per unit amounts) (unaudited)

	Three months ended December 31		Twelve months ended December 31
	2003	2002	2003	2002
Net sales	$ 604.1	$ 481.0	$2,190.6	$2,057.4
Cost of goods sold	546.9	428.8	2,009.4	1,794.4
Gross margins	57.2	52.2	181.2	263.0
Selling, general and administrative expenses	17.9	23.6	79.6	80.7
Gain on sale of assets	(14.8)	-	(31.3)	-
Restructuring charges	0.6	-	6.5	-
Operating earnings	53.5	28.6	126.4	182.3
Interest expense	46.9	42.9	185.7	174.2
Foreign currency transaction (gain) loss	17.7	1.1	66.7	(0.7)
Gain on sale of assets	(12.4)	-	(47.9)	-
Debt refinancing expense	-	0.4	28.1	0.9
Other expense, net	4.8	2.1	1.6	8.1
Loss before minority interest	(3.5)	(17.9)	(107.8)	(0.2)
Minority interest	(3.4)	(5.1)	(33.7)	(16.2)
Earnings (loss) before taxes	(0.1)	(12.8)	(74.1)	16.0
Provision (benefit) for income taxes	(0.2)	20.6	(36.5)	29.8
Earnings (loss) from continuing operations	0.1	(33.4)	(37.6)	(13.8)
Loss from discontinued operations	(63.9)	(42.3)	(92.9)	(96.4)
Loss before cumulative effect of a change in accounting principle	(63.8)	(75.7)	(130.5)	(110.2)
Cumulative effect of a change in accounting principle	-	-	(4.9)	-
Net loss	$ (63.8)	$ (75.7)	$ (135.4)	$ (110.2)
Earnings (loss) from continuing operations available for common shareholders:
Earnings (loss) from continuing operations	$ 0.1	$ (33.4)	$ (37.6)	$ (13.8)
Preferred stock dividend	(2.6)	-	(5.2)	-
	$ (2.5)	$ (33.4)	$ (42.8)	$ (13.8)
Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$ (0.02)	$ (0.29)	$ (0.37)	$ (0.13)
Loss from discontinued operations	(0.56)	(0.37)	(0.81)	(0.84)
Cumulative effect of a change in accounting principle	-	-	(0.04)	-
Diluted loss per share	$ (0.58)	$ (0.66)	$ (1.22)	$ (0.97)
Weighted average number of shares outstanding	114.8	114.7	114.8	114.6

IMC Global Inc.	Consolidated Financial Highlights (dollars in millions) (unaudited)

	Three months ended December 31		Favorable/(Unfavorable)		Twelve months ended December 31		Favorable/(Unfavorable)
	2003	2002	Amount	%	2003	2002	Amount	%
Net sales:
IMC PhosFeed	$ 429.3	$ 329.0	$ 100.3	30%	$1,417.5	$1,338.1	$ 79.4	6%
IMC Potash	198.0	173.2	24.8	14%	855.5	805.9	49.6	6%
Corporate (a)	(23.2)	(21.2)	(2.0)	(9%)	(82.4)	(86.6)	4.2	5%
	$ 604.1	$ 481.0	$ 123.1	26%	$2,190.6	$2,057.4	$ 133.2	6%
Gross margins:
IMC PhosFeed	$ 5.8	$ 15.1	$ (9.3)	(62%)	$ (23.7)	$ 78.5	$ (102.2)	n/m
IMC Potash	53.3	41.1	12.2	30%	221.2	200.8	20.4	10%
Corporate (a)	(1.9)	(4.0)	2.1	53%	(16.3)	(16.3)	-	-
	$ 57.2	$ 52.2	$ 5.0	10%	$ 181.2	$ 263.0	$ (81.8)	(31%)
IMC Potash - Adjusted (b)	$ 64.9	$ 50.6	$ 14.3	28%	$ 275.2	$ 254.7	$ 20.5	8%
Operating earnings (loss):
IMC PhosFeed	$ 10.0	$ 4.4	$ 5.6	n/m	$ (53.9)	$ 35.0	$ (88.9)	n/m
IMC Potash	40.2	34.0	6.2	18%	203.5	173.6	29.9	17%
Corporate (a)	3.3	(9.8)	13.1	n/m	(23.2)	(26.3)	3.1	12%
	$ 53.5	$ 28.6	$ 24.9	87%	$ 126.4	$ 182.3	$ (55.9)	(31%)
Depreciation, depletion and amortization:
IMC PhosFeed	$ 25.7	$ 24.0	$ 1.7	7%	$ 96.9	$ 93.5	$ 3.4	4%
IMC Potash	14.8	13.6	1.2	9%	56.5	55.9	0.6	1%
Corporate	4.3	3.9	0.4	10%	18.5	15.9	2.6	16%
	$ 44.8	$ 41.5	$ 3.3	8%	$ 171.9	$ 165.3	$ 6.6	4%

(a) Includes elimination of intercompany sales.
(b) Excludes provincial levies.

IMC Global Inc.	Key Statistics (unaudited)

	Three months ended				Twelve months ended
	December 31		Favorable/(Unfavorable)		December 31		Favorable/(Unfavorable)
	2003	2002	Amount	%	2003	2002	Amount	%
Sales volumes (000 short tons) (a):
IMC Phosphates	1,856	1,541	315	20%	6,030	6,188	(158)	(3%)
IMC Potash	1,949	1,684	265	16%	8,586	7,944	642	8%
Average price per short ton (b):
DAP	$ 159	$ 133	$ 26	20%	$ 154	$ 137	$ 17	12%
Potash	$ 75	$ 74	$ 1	1%	$ 73	$ 74	$ (1)	(1%)

(a) Sales volumes include tons sold captively.  IMC Phosphates volumes represent dry product tons, primarily DAP.
(b) FOB plant/mine.

IMC Global Inc.	Condensed Consolidated Balance Sheet (in millions)

	(unaudited) December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$ 76.8	$ 17.7
Restricted cash	12.4	105.5
Receivables, net	194.8	179.0
Inventories, net	305.7	349.1
Other current assets	49.9	48.7
Total current assets	639.6	700.0
Property, plant and equipment, net	2,357.8	2,300.7
Other assets	673.3	636.4
Total assets	$ 3,670.7	$ 3,637.1
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 185.7	$ 154.8
Accrued liabilities	242.9	190.5
Short-term debt and current maturities of long-term debt	25.4	106.2
Total current liabilities	454.0	451.5
Long-term debt, less current maturities	2,091.4	2,165.3
Other non-current liabilities	598.7	628.6
Stockholders' equity	526.6	391.7
Total liabilities and stockholders' equity	$ 3,670.7	$ 3,637.1

IMC Global Inc.	Condensed Consolidated Statement of Cash Flows (in millions) (unaudited)

	Twelve months ended December 31,
	2003	2002

Cash Flows from Operating Activities

Net loss	$ (135.4)	$ (110.2)
Adjustments to reconcile net loss to net cash provided by operations:
Adjustments from continuing operations:
Depreciation, depletion and amortization	71.9	165.3
Gain on sale of assets	(79.2)	-
Minority interest	(33.7)	(16.2)
Deferred income taxes	(3.3)	(69.7)
Cumulative effect of change in accounting principle	4.9	-
Other charges	84.1	104.2
Other credits	(81.8)	(110.6)
Changes in:
Receivables	(15.8)	38.6
Inventories	37.3	(56.8)
Other current assets	21.3	(0.2)
Accounts payable	30.9	4.5
Accrued liabilities	37.4	(60.4)
Adjustments from discontinued operations	0.8	121.1
Net cash provided by operating activities	39.4	9.6
Cash Flows from Investing Activities
Capital expenditures	(120.3)	(140.0)
Proceeds from sale of assets	116.0	1.9
Investment in joint venture	-	(10.0)
Other	-	(13.0)
Net cash used in investing activities	(4.3)	(161.1)
Net cash provided (used) before financing activities	35.1	(151.5)
Cash Flows from Financing Activities
Payments of long-term debt	(1,347.2)	(996.1)
Proceeds from issuance of long-term debt	1,312.2	1,136.6
Changes in short-term debt, net	(118.2)	(170.4)
Restricted cash	93.1	268.5
Issuance of preferred shares	133.1	-
Payable to bondholders	-	(294.5)
Purchase of common shares	-	(79.5)
Issuance of common shares	-	67.9
Debt refinancing and issuance costs	(37.5)	(2.8)
Cash dividends paid	(9.5)	(9.2)
Cash distributions to The Vigoro Corporation preferred stockholders	(2.0)	-
Net cash provided by (used in) financing activities	24.0	(79.5)
Net change in cash and cash equivalents	59.1	(231.0)
Cash and cash equivalents - beginning of period	17.7	248.7
Cash and cash equivalents - end of period	$ 76.8	$ 17.7

Note: Certain amounts have been reclassified to conform to the 2003 presentation.